Exhibit 5.1

November 20, 2012

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have served as special counsel to I.D. Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in order to register up to an aggregate of up to 800,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to awards granted or to be granted to certain persons under the I.D. Systems, Inc. 2007 Equity Compensation Plan, as amended (the “2007 Plan”), and the I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan, as amended (the “2009 Plan” and, together with the 2007 Plan, the “Plans”).

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that all Shares issued will be issued in accordance with the terms of the Plans.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plans will be, when sold, paid for and issued as contemplated by the terms of the respective Plan, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC